Exhibit 99.1

1660 Wynkoop St., Suite 1000 Denver, Colorado 80202-1132 PHONE: 303 573-1660 FAX: 303 595-9385 EMAIL: royalgold@royalgold.com www.royalgold.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Stanley Dempsey, Chairman and Chief Executive Officer
Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD EXPANDS ROYALTY PORTFOLIO
THROUGH FINANCING TRANSACTION

     DENVER, COLORADO. OCTOBER 14, 2004: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced that it has signed agreements adding a new revenue stream to its royalty portfolio. In a three part transaction, Royal Gold provided a total of $8.5 million to Revett Silver Company and its wholly-owned subsidiary, Genesis Inc. (“Revett”), for two royalty interests and shares of Revett. Revett will use the proceeds to re-open the Troy underground mine, located in northwestern Montana. Production at the Troy mine is expected to begin in late 2004.

     In exchange for financing of $7.25 million, Royal Gold obtained payments equivalent to a 7.0% gross smelter return royalty (“GSR Royalty”) from all metals and products produced and sold from the Troy mine. The GSR Royalty will extend until either cumulative production of 90% of the current reserves is reached, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.

     In a second transaction, Royal Gold acquired a perpetual GSR royalty (“Perpetual Royalty”) at the Troy mine for $250,000 allowing the Company to capture the upside potential on any additional production in excess of 100% of the currently identified reserves. The rate for this Perpetual Royalty begins at 6.1% and steps down to a perpetual 2% after cumulative production has exceeded 115% of the current reserves.

     In a third transaction, Royal Gold purchased 1.3 million shares of Revett’s common stock for $1.0 million. These shares can be converted, under certain circumstances and at the election of Royal Gold, into a 1% net smelter return (NSR) royalty on the Rock Creek mine, also located in northwestern Montana and owned by Revett.

     Tony Jensen, Royal Gold’s President and COO stated, “We are pleased with the financial impact these transactions will have on the Company, as well as the opportunity to add to the silver side of our portfolio.”

     Revett has completed an ore reserve statement under Canadian Instrument 43-101 which, as of August 2004, states that proven and probable reserves total approximately 8.7 million tons of ore, at an average grade of 1.57 ounces per ton silver and 0.65% copper, containing about 13.6 million ounces of silver and 113.2 million pounds of copper. Revett expects average annual production of 3 million ounces of silver and 25 million pounds of copper at the Troy mine.

     The Troy mine was previously owned by Asarco and Kennecott, and operated by Asarco. The mine produced approximately 44 million ounces of silver and 390 million pounds of copper from 1981 through 1993.

     The Rock Creek project is presently undeveloped but received a Record of Decision approving a Plan of Operations, from the U.S. Forest Service in June 2003. Revett has also completed a Canadian Instrument 43-101 Report for the Rock Creek deposit, which contains 137 million tons of mineralized material, at an average grade of 1.6 ounces per ton silver and 0.72% copper. 1

     Revett is a privately held resource development company based in Spokane, Washington.

     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

[1] Revett uses definitions that conform to the Canadian Institute of Mining, Metallurgy and Petroleum definitions as of the effective date of estimation as required by National Instrument 43-101 of the Canadian Securities Administrators. Royal Gold, for purpose of disclosure according to U.S. standards, uses the term “mineralized material” instead of the term “inferred resources.”

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding royalty acquisitions, financing transactions, production forecasts, reserves and mineralized material. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of this property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.